EXHIBIT 99.1

Contact:	Tom Frank, CFO
(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES IMPROVED SECOND QUARTER AND

SIX MONTH REVENUE AND EARNINGS

West Chester, PA, February 8, 2005—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education services for the pre-elementary through 12th grade market, reported improved financial results for the second quarter and six month period ended January 1, 2005.

Second quarter revenue from continuing operations for fiscal 2005 were $40,483,000, an increase of 2.4% over the $39,539,000 reported for fiscal 2004. Second quarter net income for fiscal 2005 was $999,000 or $0.10 per share compared to second quarter fiscal 2004 net income of $658,000 or $0.07 per share.

The improved results for second quarter fiscal 2005 resulted primarily from tuition increases of approximately 3.2%, more efficient school labor management and lower interest expense. Included in the comparison with second quarter fiscal 2004 was one extra day of operations that provided the second quarter of fiscal 2004 with an additional $571,000 of revenue, $152,000 of operating profit and $94,000 of net income. Comparable school revenue for the second quarter of fiscal 2005 increased 2.8% calculated on the same number of days. Comparable school tuition for the second quarter increased 3.2% on the same number of days.

Revenue from continuing operations for the six months ended January 1, 2005 was $76,067,000, an increase of 2.4% over the $74,307,000 reported for the fiscal 2004 six month period. For the six month period of fiscal 2005 the Company reported a loss available to common stockholders of $390,000 or $0.06 per share compared to a six month fiscal 2004 loss available to common stockholders of $2,158,000 or $0.34 per share.

The improved results for the six months ended January 1, 2005 resulted primarily from a first quarter prior year charge of $1,500,000 (which was $930,000, net of taxes) for future consulting payments and health insurance benefits required under agreements with two former executives and a reduction in losses, net of taxes, from the Company’s discontinued operations to $110,000 from $932,000 in the prior six month period. Included in the comparison with the six months ended December 31, 2003 was two extra days of operations that provided the six months ended December 31, 2003 with an additional $1,319,000 of revenue, $390,000 of operating profit and $242,000 of net income. Comparable school revenue for the six months ended January 1, 2005 increased 3.3% calculated on the same number of days. Comparable school tuition for the six month period increased 3.6% on the same number of days.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, stated, “We are pleased with the continued improvement in our performance. The second quarter is relatively comparable to last year and provides good insight into the Company’s progress and improvement. Our positive revenue growth for the quarter and year to date has come primarily from our pre-elementary schools where we have experienced comparable school growth above our tuition increase. While we have experienced softness in our elementary and middle school enrollment, the enrollment growth at our pre-elementary school locations creates a strong potential pipeline for our elementary schools. We have been diligently preparing for the upcoming academic year and we are focusing our efforts on growing revenue and enrollment in our existing schools. We believe our improved marketing programs coupled with our emphasis on our parent centered sales approach training is designed to provide additional positive results for next fall’s academic year.”

“We continued to strengthen our balance sheet. Year to date we have reduced debt by $3.4 million and had no need to utilize our revolving credit facility. We also completed the conversion of our Series A preferred stock and Series C preferred stock to common stock in the quarter. These preferred stock conversions help simplify our capital structure, eliminate the cash dividend related to the Series A preferred stock and Series C preferred stock and increase the float in our common stock.”

Nobel Learning Communities, Inc. operates 150 schools in 13 states, consisting of private pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the Three Months and Six Months Ended January 1, 2005 and December 31, 2003

(In thousands except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	Jan. 1, 2005	Dec. 31, 2003	Jan. 1, 2005	Dec. 31, 2003
Revenues	$40,483	$39,539	$76,067	$74,307

School operating profit	5,537	5,366	7,888	8,139
General and administrative expenses	3,180	3,179	6,463	7,889

Operating income	2,357	2,187	1,425	250
Interest expense	699	1,076	1,408	1,919
Other income	(37)	(64)	(91)	(54)

Income (loss) from continuing operations before income taxes	1,695	1,175	108	(1,615)
Income taxes expense (benefit)	643	398	40	(639)

Income (loss) from continuing operations	1,052	777	68	(976)
Loss from discontinued operations, net of taxes	(53)	(119)	(110)	(932)

Net income (loss)	999	658	(42)	(1,908)
Preferred stock dividends	169	133	348	250

Income (loss) available to common stockholders’	$830	$525	$(390)	$(2,158)

Weighted average common shares:
Basic	6,748	6,459	6,695	6,425
Diluted	9,635	9,267	6,695	6,425

Basic income (loss) per share:
Income (loss) from continuing operations	$0.13	$0.10	$(0.04)	$(0.19)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.15)

Income (loss) per share	$0.12	$0.08	$(0.06)	$(0.34)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.11	$0.08	$(0.04)	$(0.19)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.15)

Income (loss) per share	$0.10	$0.07	$(0.06)	$(0.34)

Selected Balance sheet data:	As of Jan 1, 2005	As of July 3, 2004
Cash and cash equivalents	$2,763	$2,716
Property and equipment, net (Including assets held for sale)	26,506	29,162
Goodwill and intangible assets, net	37,049	37,167
Total debt	21,913	25,336
Stockholders’ equity	$34,870	$34,275